Exhibit 99.1

Occupational Health + Rehabilitation Inc Reports First Quarter 2003 Net Income of $68,000 Versus $5,000 in 2002

    HINGHAM, Mass.--(BUSINESS WIRE)--May 21, 2003--Occupational Health + Rehabilitation Inc ("OH+R") (OTCBB:OHRI) reported financial results for the quarter ended March 31, 2003.

    Quarter Highlights:

    -- 2% decrease in revenue to $13,472,000 from $13,708,000 in the first quarter of 2002.

    -- 14% increase in center operating profits to $1,853,000 from $1,621,000 in 2002.

    --  Income from operations of $440,000 versus $193,000 in 2002.

    --  Net income of $68,000 in 2003 versus $5,000 in 2002.

    --  EBITDA of $474,000 in 2003 compared to $357,000 in 2002.

    John C. Garbarino, OH+R's President and Chief Executive Officer, said, "First quarter results showed an encouraging improvement over those for the same period in the prior year despite the persistence of a very weak business climate. The revenue decline is a little misleading, however, since we relinquished management of seven centers in Connecticut at the end of January upon termination of a long-term management contract in that state. In fact, same center revenue in our core occupational health business rose 5% in the quarter due to growth in treatment volume and treatment revenue per visit. Prevention/regulatory compliance services were flat, reflecting the soft employment market. Growth in occupational health revenue in April slowed to about 4%, possibly due to the conflict in the Middle East since early May results were a little stronger in a number of centers.
    "We are pleased to note the improvement in center operating margins to 13.8% from 11.8% last year. This was primarily due to the elimination of the seven low margin centers in Connecticut and is representative of our ongoing efforts to seek ways to increase the profitability of each dollar of revenue. Other examples include our exit from urgent care in Tennessee at the end of March which, despite annual revenue of about $2.9 million, contributed very little to the bottom line, and the purchase of an occupational health practice on April 1 which we rolled into an existing center, thereby eliminating most of the practice's overhead costs."
    Mr. Garbarino added that "we continue to seek ways to grow and enhance our business through corporate development. Effective April 30, we purchased the five centers in Tennessee which we had been managing under a long-term contract. This acquisition will enable us over the next few months to begin to offer rehabilitation services on site rather than have to refer the patients elsewhere. The end result will be substantially improved margins on this part of our business in those centers. We are also discussing possible acquisitions and joint ventures with several groups which we hope will enable us in a few months to expand our presence to new areas of the country."
    OH+R is a leading occupational healthcare provider specializing in the prevention, treatment and management of work-related injuries and illnesses, as well as regulatory compliance services. The company currently operates 35 occupational health centers, and also delivers workplace health services at employer locations throughout the United States. OH+R's mission is to reduce the cost of work-related injuries/illnesses and other healthcare costs for employers while improving the health status of employees through high quality care and extraordinary service. OH+R is expanding its network of service delivery sites throughout the United States, principally through joint ventures and management agreements with hospitals, and development of its workplace health programs.

    Statements contained in this release that are not based on historical information are forward looking statements subject to uncertainties and risks, including, but not limited to, economic conditions; pricing issues; the impact of competition; and other factors discussed in OH+R's filings with the Securities and Exchange Commission.


               OCCUPATIONAL HEALTH + REHABILITATION INC
                    Unaudited Financial Highlights
               (in thousands, except per share amounts)

                       Statements of Operations


                                                  Three Months Ended
                                                       March 31,
                                                   2003         2002

  Revenue                                       $13,472      $13,708
  Center operating profit                        $1,853       $1,621
  Operating margin                                 13.8%        11.8%
  Gain from operations                             $440         $193
  Net income                                        $68           $5
  EBITDA                                           $474         $357
  Net loss available to
       common shareholders                         $(78)       $(165)
  Net loss per common share
            -basic                               $(0.05)      $(0.11)
            -assuming dilution                   $(0.05)      $(0.11)

  Weighted average common
        shares outstanding
            -basic                                1,587        1,480
            -assuming dilution                    1,587        1,480


                           Balance Sheets

                                                March 31, December 31,
                                                  2003         2002
  Assets:
        Cash                                     $1,418       $1,674
        Accounts receivable, net                  9,251        9,736
        Other current assets                      1,327        1,553
        Non-current assets                       11,422       11,434
                                                $23,418      $24,397

  Liabilities and Stockholders' Equity:
        Current liabilities                     $11,776       $8,914
        Long-term debt                            2,637          942
        Other long-term liabilities               1,020        1,040
        Deferred credit                             522          530
        Minority interests                        1,347        1,422
        Redemable preferred stock                     -       10,653
        Stockholders' equity                      6,116          896
                                                $23,418      $24,397


    CONTACT: Occupational Health + Rehabilitation Inc
             John C. Garbarino/Keith G. Frey, 781/741-5175